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                                                                   EXHIBIT 10.21


                             [BANK ONE LETTERHEAD]



September 22, 1997


Peter T. Kissinger, President
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, IN 47906

Dear Pete:

     I am pleased to inform you that BANK ONE, INDIANA, NA has approved the following credit facility subject to the terms and conditions detailed below:
(Note: this commitment letter replaces and supersedes a commitment letter dated April 15, 1997).

BORROWER       Bioanalytical Systems, Inc.

AMOUNT         Up to One Million and 00/100 Dollars ($1,000,000.00).

FACILITY TYPE  Non-Revolving Line of credit to support capital expenditures.

COLLATERAL     A Security Agreement covering a priority lien on purchased equipment and a Security Agreement dated April 22, 1991
               (receivables and inventory) and a Security Agreement dated
               August 22, 1996 (mass-spectrometer) and a Security Agreement dated August 30, 1996 (computer equipment) and a Security
               Agreement dated July 24, 1997 (range hood equipment) and a Mortgage dated January 23, 1987 (1205 Kent Avenue) and a
               Mortgage dated July 19, 1996 and Modification of Mortgage dated
               September 22, 1997 (2701 & 2801 Kent Avenue).

TERM Through March 1, 1998. At maturity the outstanding principal will be converted to a seven (7) year term loan.

INTEREST RATE  BANK ONE, INDIANA, NA prime rate, floating plus one-quarter of one percent (1/4%), calculated on a 360 day basis with interest payable monthly based upon the principal balance outstanding.

GUARANTOR      None



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Bioanalytical Systems, Inc.
September 22, 1997
Page 2                                   3209009006(489/487)

GENERAL COVENANTS AND CONDITIONS


Availability of borrowing under this credit facility is conditional upon the following covenants and conditions which shall survive the loan closing:

1. The Borrower certifies that their financial statements dated September 20, 1996 are true and correct in all aspects and that no material adverse change has taken place as of this date.

2. The Borrower agrees to maintain their main deposit account at BANK ONE, INDIANA, NA until all indebtedness hereunder has been repaid.

3. The Borrower agrees to submit its annual financial report prepared by an independent Certified Public Accountant on an audited basis within 120 days of its year end until all indebtedness has been repaid.

4. The Borrower agrees to provide quarterly interim financial statements prepared on a compiled basis within 45 days of quarter end.

5. The Borrower agrees, prior to closing, to provide and maintain fire and casualty insurance acceptable to BANK ONE, INDIANA, NA on all tangible collateral with a loss payable endorsement in favor of BANK ONE, INDIANA, NA.

6. The Borrower agrees to promptly pay and discharge all taxes and assessments levied and assessed or imposed upon its property or upon its income as well as other claims that, if unpaid, might by law become a lien or charge upon that property.

7. The Borrower agrees not to guaranty the indebtedness of any individual, corporation, or subsidiary.

8. The Borrower agrees to execute any additional documents that the Bank or the Bank's Legal Counsel deem necessary to perfect the Bank's collateral lien position.

9. The Borrower agrees that all costs associated with originating, perfecting and documenting any and all terms of this commitment will be at its expense.

10. Tangible Net Worth. Maintain its shareholders' equity (less allowance for goodwill, patents, trademarks, and other intangible assets) at a level not less than $4,700,000.00.

11. Debt to Tangible Net Worth. Maintain the ratio of its total liabilities to its shareholders' equity (less allowance for goodwill, patents, trademarks, and other intangible assets) at a level not greater than 1.80 to 1.0.

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Bioanalytical Systems, Inc.
September 22, 1997
Page 3                                                   3209009006(489/487)

12. Debt Service Coverage. For each period of four consecutive fiscal quarters, the Company shall maintain a debt service coverage ratio of not less than
    1.2 to 1.0. For purposes of this covenant the phrase "debt service coverage ratio" means the ratio of the sum of net income plus depreciation, amortization and interest expense over the sum of current maturities of term debt, including current capital lease payments, plus interest expense and cash expenditures for fixed assets.

EVENTS OF DEFAULT/TERMINATION OF COMMITMENT.

     If the Borrower fails to pay any sum to the Bank when due, if any representation or warranty made by the Borrower to the Bank in any document or agreement relating to this financing proves to be in any material sense false or misleading, if the Borrower fails to comply with any other conditions, covenants or obligations contained herein or in any agreements or instruments relating hereto, if any default occurs under any other agreement involving the extension of credit to which the Borrower is a party and if such default gives the holder of the obligation the right to accelerate the indebtedness, or if any bankruptcy, reorganization, arrangement, insolvency, dissolution or similar proceedings are instituted by or against the Borrower under the laws of any jurisdiction, or if there should be a material adverse change in the Borrower's financial condition, the Bank's commitment to extend credit and to make these Loans shall terminate and, at the Bank's option, all sums outstanding hereunder shall become immediately due and payable together with all accrued interest thereon.

     Pete, it is my pleasure to offer Bioanalytical Systems Inc. the above commitment on behalf of BANK ONE, INDIANA, NA. If the terms of this commitment are acceptable, please acknowledge your acceptance by signing this original below and returning it in the envelope provided. If you should have any questions about any of the terms or conditions detailed in this commitment letter, please feel free to contact me at 423-0490.

                              Sincerely yours,


                              /s/ Tony S. Albrecht
                              Tony S. Albrecht
                              Vice President


                                   ACCEPTANCE

The above terms and conditions are hereby effective this 24 day of Sept 1997.

BIOANALYTICAL SYSTEMS INC.

By:  Lena Reeves Kerner, Vice President
     ----------------------------------
     Lena Reeves Kerner, Corporate Controller